AMENDMENT NO. 1 TO STOCKHOLDERS’ AGREEMENT

THIS AMENDMENT NO. 1 (this “Amendment”) to the Amended and Restated Stockholders Agreement, dated as of November 8, 2010 (the “Agreement”), by and among Booz Allen Hamilton Holding Corporation, a Delaware corporation (the “Company”), the various stockholders party thereto and Explorer Coinvest LLC, a Delaware limited liability company (the “Initial Carlyle Stockholder”), is made and entered into effective as of this 12th day of June, 2012, by and between the Company and the Carlyle Stockholders. All capitalized terms used herein but not defined herein shall have the meaning assigned to them in the Agreement, and, except as otherwise provided below, references herein to a specific Section will refer to the corresponding Section of the Agreement.

WHEREAS, the Company and certain of its stockholders have entered into the Agreement;

WHEREAS, in accordance with Section 16(k)(i) of the Agreement, the Carlyle Stockholders and the Executive Stockholders holding a majority of the Securities held by the Executive Stockholders have provided their prior written consent to this Amendment; and

WHEREAS, the board of directors of the Company has approved this Amendment.

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1. Amendment to Section 1.01(a) . Section 1.01(a) is hereby deleted in its entirety and replaced as follows:

(a) Each Executive Stockholder and Carlyle Stockholder shall vote all of the Voting Shares over which such Executive Stockholder or such Carlyle Stockholder has voting control and shall take all other necessary or desirable actions within such Executive Stockholder’s or such Carlyle Stockholder’s control (whether in such Executive Stockholder’s or such Carlyle Stockholder’s capacity as a stockholder, director, member of a Board committee or officer of the Company or otherwise, and including, without limitation, attendance at meetings in person or by proxy for purposes of obtaining a quorum, execution of written consents in lieu of meetings, and approval of amendments and/or restatements of the Company’s certificate of incorporation or by-laws) so that (i) the authorized number of directors (the “Directors”) on the Board shall be at least six and no greater than twelve and (ii) the Directors shall be persons nominated or designated in accordance with this Section 1. Three Directors, who may be full-time employees of the Carlyle Stockholders or any of their respective Affiliates (other than the Company and its subsidiaries), shall be designated for nomination by the Carlyle Stockholders; provided, however, that the Carlyle Stockholders may, in their sole discretion, (i) choose on any occasion to designate fewer than three Directors for nomination or (ii) relinquish the right to designate for nomination one or more Directors. Two Directors, who shall be full-time employees of BAH, shall be designated for nomination for election by the Chief Executive Officer of the Company; provided, however, that at any time when the Chief Executive Officer of the Company shall not have been a full-time employee of BAH for at least five years, such two Directors shall instead be designated for nomination by the Executive Stockholders holding a majority of the Voting Shares held by all Executive Stockholders (in either case, the individuals designated pursuant to this sentence shall be referred to as the “Executive Directors”); and provided, further, that (1) the number of Directors that may be designated for nomination pursuant to this sentence on any occasion may be reduced by the Leadership Team with the approval of the Executive Stockholders holding a majority of the Voting Shares held by all Executive Stockholders and (2) the Leadership Team with the approval of the Executive Stockholders holding a majority of the Voting Shares held by all Executive Stockholders may cause to be relinquished the right to designate for nomination one or more Directors under this sentence. Any remaining Directors shall be jointly designated for nomination for election by the Chief Executive Officer and the Carlyle Stockholders; provided, however, that if (x) the Chief Executive Officer of the Company has not been a full-time employee of BAH for at least five years, (y) such Chief Executive Officer of the Company has not been designated as an Executive Director, and (z) the Carlyle Stockholders determine that such Chief Executive Officer of the Company should serve as a Director, such Chief Executive Officer shall be so designated for nomination for election and shall constitute one of such remaining Directors. Any Directors (other than the Chief Executive Officer of the Company) designated pursuant to the immediately preceding sentence, and any Directors designated by the Carlyle Stockholders who are not full-time employees of the Carlyle Stockholders or any of their respective Affiliates (other than the Company and its subsidiaries) and were designated after consultation with the Chief Executive Officer of the Company are hereinafter sometimes referred to as the “Unaffiliated Directors.”

2. No Modification. On and after the effective date of this Amendment each reference in the Agreement to “this Agreement,” “herein,” “hereunder,” “hereof,” “hereby,” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment. The Agreement, as amended by this Amendment, is and shall continue to be in full force and effect in accordance with its terms, and except as expressly set forth in this Amendment no other amendment or modification to the Agreement is agreed to or implied.

3. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement. Any facsimile copies hereof or signature thereon shall, for all purposes, be deemed originals.

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IN WITNESS WHEREOF, each of the parties has executed this Amendment as of June 12, 2012.

BOOZ ALLEN HAMILTON HOLDING CORPORATION

By:	/s/ Ralph W. Shrader

Name: Ralph W. Shrader

Title: Chairman, Chief Executive Officer and President

EXPLORER COINVEST LLC

By: Carlyle Partners V US Manager, L.L.C, its manager

By: TC Group, L.L.C., its managing member

By: Carlyle Holdings I, L.P., its managing member

By: Carlyle Holdings I GP Sub L.L.C., its general partner

By: Carlyle Holdings I GP Inc., its managing member

By: /s/ Ian Fujiyama
Name: Ian Fujiyama
Title: Managing Director